Exhibit (a)(1)(i)

Offer to Purchase
By BIP Ventures Evergreen BDC
For Up to an Aggregate Amount of 245,851

Shares of Beneficial Interest at a Purchase Price Equal to the Net Asset Value Per Share in Effect as of September 30, 2026.

The Offer Will Expire at 5:00 p.m., Eastern Time, on August 14, 2026, Unless the Offer is Extended

THE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON AUGUST 14, 2026, OR ANY OTHER DATE AND TIME TO WHICH THE COMPANY EXTENDS THE OFFER (SUCH DATE AND TIME WITH RESPECT TO THE OFFER, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”), UNLESS EARLIER TERMINATED.

BIP Ventures Evergreen BDC, a Delaware statutory trust (the “Company,” “our,” “we,” or “us,”) structured as an externally managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), is offering to purchase up to 245,851 of its outstanding Shares of Beneficial Interest (the “Shares”) pursuant to tenders by shareholders of the Company (“Shareholders”) at a price equal to the net asset value (“NAV”) per Share as of September 30, 2026 or a later date determined by the Company if the Offer is extended (the “Valuation Date”). This Offer is currently scheduled to expire at 5:00 p.m., Eastern Time, on August 14, 2026 (the “Expiration Date”), but the Company may extend this date; if it does, the Valuation Date may be changed. This Offer is being made to all Shareholders of the Company and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market.

Shareholders should realize that the value of the Shares tendered in this Offer will likely change between the most recent time NAV was calculated and communicated to them and the Valuation Date (the relevant date for determining the value of the Shares tendered to the Company for purposes of calculating the purchase price of such Shares) and such change could be material. The Company generally determines the NAV of the Shares as of the last calendar day of the applicable quarter. The most recently calculated NAV for each class of the Shares can be found by visiting the SEC’s website at https://www.sec.gov for full SEC filings of the Company. Shareholders should keep in mind that if they tender Shares in the Offer that were issued within the 12-month period prior to the Valuation Date, such Shares will be subject to an “Early Repurchase Deduction” (described further below in Section 6 under “The Offer—Purchase of Shares and Payment of Purchase Price”) of 2% of the aggregate NAV of the Shares repurchased. The Early Repurchase Deduction will reduce the repurchase proceeds. For illustrative purposes, a Shareholder that acquires Shares on July 1 would incur an Early Repurchase Deduction for participating in a repurchase offer that has a valuation date of June 30 of the following year.

Shareholders desiring to tender all or any portion of their Shares in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and deliver it as follows:

(i) for non-custodied accounts, Shareholders or their financial advisors must submit the Letter of Transmittal solely to BIP Ventures through the Advisor Vision online investor portal. The Letter of Transmittal will be automatically submitted to Ultimus Fund Solutions (the “Depositary”) upon receipt of signature by the Company through the Advisor Vision online investor portal;

(ii) for certain custodied accounts that do not require additional processing outside of the Advisor Vision online investor portal, as outlined in the Letter of Transmittal, Shareholders or their financial advisors must submit this form solely to BIP Ventures through the Advisor Vision online investor portal. The Letter of Transmittal will be automatically submitted to the custodian upon receipt of client signature and subsequently submitted to the Depositary; and

(iii) for custodied accounts that require processing outside of the Advisor Vision investor portal, as outlined in the Letter of Transmittal, Shareholders or their financial advisors must complete the Letter of Transmittal through the

Advisor Vision online investor portal and after client signature, must submit the Letter of Transmittal to the Depositary through the custodian’s RIA portals as part of standard processing procedure.

Refer to Section 3 “Procedures for Tendering Shares” below. If you invest in the Company through a custodian or financial intermediary through whom you expect to have your tender submitted, please allow for additional processing time as the Letter of Transmittal must ultimately be received by the Depositary no later than 5:00 p.m., Eastern Time, on the Expiration Date. Any Shares not purchased in the Offer will be returned to the tendering Shareholders promptly after the Expiration Date.

In the event the amount of Shares tendered exceeds the repurchase offer amount, Shares will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted in the next annual tender offer, or upon the recommencement of the share repurchase plan, as applicable. We will have no obligation to repurchase Shares, including if the repurchase would violate the restrictions on distributions under federal law or Delaware law, which prohibits distributions that would cause a trust to fail to meet statutory tests of solvency. The limitations and restrictions described above may prevent us from accommodating all repurchase requests made in any year. Our share repurchase program has many limitations, including the limitations described above, and should not in any way be viewed as the equivalent of a secondary market.

IMPORTANT

The Company makes no recommendation to any Shareholder as to whether to tender or refrain from tendering Shares. Shareholders must make their own decisions whether to tender Shares and, if so, the portion of their Shares to tender.

Because each Shareholder’s investment decision is a personal one, based on its financial circumstances, no person has been authorized to make any recommendation on behalf of the Company as to whether Shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendations and such information and representations must not be relied on as having been authorized by the Company.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or the Commodity Futures Trading Commission nor has the Securities and Exchange Commission, the Commodity Futures Trading Commission, or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2 UNDER “THE OFFER.”

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to investorcommunications@bipventures.vc or to the Depositary at:

Ultimus Fund Solutions
Attention: BIP Ventures Evergreen BDC
C/O Ultimus Fund Solutions
PO Box 46707
Cincinnati, OH 45246

TABLE OF CONTENTS

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SUMMARY TERM SHEET	1
FORWARD-LOOKING STATEMENTS	6
THE OFFER	8
1.	Background and Purpose of the Offer.	8
2.	Offer to Purchase and Price.	8
3.	Procedures for Tendering Shares.	9
4.	Amount of Tender.	10
5.	Withdrawal Rights.	10
6.	Purchase of Shares and Payment of Purchase Price.	11
7.	Certain Conditions of the Offer.	11
8.	Certain Information Concerning Us.	12
9.	Interests of Trustees and Executive Officers; Transactions and Arrangements Concerning the Shares.	13
10.	Certain U.S. Federal Income Tax Consequences.	14
11.	Extension of the Offer; Termination; Amendment.	16
12.	Fees and Expenses.	16
13.	Miscellaneous.	17

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase under the heading “The Offer” where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

As disclosed in the Company’s registration statement on Form 10-12G, filed with the Securities and Exchange Commission (“SEC”) on June 20, 2023, as amended and/or supplemented from time to time (“Registration Statement”), the Company may from time to time offer to repurchase a portion of its outstanding Shares pursuant to written tenders by Shareholders. Accordingly, the Company is offering to purchase up to 245,851 Shares at a price equal to their NAV (that is, the value of the Company’s total assets minus its total liabilities and incentive allocation, divided by outstanding Shares) determined as of September 30, 2026 or such later date as may be determined by the Company if the Offer is extended (the “Valuation Date”). The Shares subject to the Offer represent approximately 5% of the outstanding Shares as of June 30, 2026. The Offer, which begins on July 20, 2026, will remain open until 5:00 p.m., Eastern Time, on August 14, 2026 (the “Expiration Date”). The Company reserves the right to adjust the Valuation Date to correspond to any extension of the Offer.

What is the Company offering to purchase?

We are offering to purchase up to 245,851 of the Company’s Shares of Beneficial Interest. See Section 1 under “The Offer—Background and Purpose of the Offer.” All Shares issued after September 30, 2025 that are tendered and purchased in this Offer will be subject to a 2% early repurchase deduction (“Early Repurchase Deduction”). See Section 6 “Purchases of Shares and Payment of Purchase Price.”

Why is the Company making the Offer?

The purpose of the Offer is to provide liquidity to Shareholders. Because there is no secondary trading market for Shares, the Board has determined, after consideration of various matters, that the Offer is in the best interests of Shareholders in order to provide liquidity for Shares. The Board intends to consider the continued desirability of the Company making an offer to purchase Shares annually, but the Company is not required to make any such offer.

What will be the purchase price for the Shares and what will be the form of payment?

We will repurchase Shares pursuant to tender offers using a purchase price equal to the NAV per Share as of the last calendar day of the applicable quarter, except that Shares that have not been outstanding for at least one year will be subject to the Early Repurchase Deduction. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining Shareholders.

How many Shares will we purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase up to 245,851 shares, representing approximately 5% of the outstanding shares as of June 30, 2026.

We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1 under “The Offer—Background and Purpose of the Offer.” The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered but is subject to certain other conditions. See Section 7 under “The Offer—Certain Conditions of the Offer.” In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the applicable Offer by no more than 2% of the outstanding Shares without extending such Offer.

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How will we pay for the Shares purchased in the Offer?

If the Company accepts the tender of any of your Shares, your proceeds will be funded from one or more of the following sources: cash on hand (including cash received from investments in the Company and cash received as part of the quarterly share issuance process) and/or proceeds from the sale of portfolio holdings. See Section 6 under “The Offer—Purchase of Shares and Payment of Purchase Price.”

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire at 5:00 p.m., Eastern Time, on August 14, 2026, unless we extend or earlier terminate the Offer. See Section 1 and Section 11 under “The Offer—Background and Purpose of the Offer” and “The Offer—Extension of the Offer; Termination; Amendment,” respectively.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Subject to applicable law, we may extend the Offer, at any time or from time to time, for any reason, in our sole discretion. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Date. If the Offer is terminated, no Shares will be accepted for purchase with respect to the terminated Offer and any Shares that have been tendered in such Offer will be returned to the holders promptly after the termination. See Section 7 and Section 11 under “The Offer—Certain Conditions of the Offer” and “The Offer—Extension of the Offer; Termination; Amendment,” respectively.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we are required by applicable law to make an announcement relating to an extension of the Expiration Date for the Offer, an amendment or termination of the Offer, acceptance of the Shares for purchase, or otherwise, we will do so as promptly as practicable and, in the case of any extension of the Expiration Date, no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Date. See Section 11 under “The Offer—Extension of the Offer; Termination; Amendment.” If we extend the Offer, you may withdraw your Shares that have been tendered in such Offer until the Expiration Date, as extended, for such Offer.

How do I tender my Shares?

Once you receive the Offer materials, which consists of the Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto, you should read them, and if you should decide to tender, complete and submit a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary, in proper form, before 5:00 p.m., Eastern Time, on August 14, 2026 (unless the Offer is extended by us, in which case the new deadline will be as stated in the public announcement of the extension). See Section 3 below.

We are not making the Offer to, and will not accept any tendered Shares from, Shareholders in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. However, we may, at our discretion, take any actions necessary for us to make the Offer to Shareholders in any such jurisdiction.

You may contact the Company or the Company’s Depositary for assistance. The contact information is set forth on the back cover of this Offer to Purchase. See Section 3 under “The Offer—Procedures for Tendering Shares” and the Instructions to the Letter of Transmittal.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer. The Offer is being made to all Shareholders and is not conditioned on any minimum amount of Shares being tendered.

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Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time before 5:00 p.m., Eastern Time, on August 14, 2026, or any later Expiration Date, if the Offer is extended. If after 5:00 p.m., Eastern Time, on September 14, 2026, the date that is 40 business days after the commencement of the Offer, we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time thereafter. See Section 5 under “The Offer.”

How do I withdraw Shares I previously tendered?

To properly withdraw Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. A form to use to give notice of withdrawal is enclosed with the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by following the procedures for tenders described herein.

Is the Company making any recommendation about the Offer?

None of us, our Board of Trustees, our officers or the Depositary, or any of their respective affiliates, is making any recommendation as to whether you should tender your Shares pursuant to this Offer to Purchase. Holders should determine whether to tender their Shares pursuant to this Offer to Purchase based upon, among other things, their own assessment of the current value of the Shares, liquidity needs and investment objectives.

We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2 under “The Offer.” You should discuss whether to tender your Shares with your financial or tax advisors.

Do the Company’s trustees or executive officers intend to tender their Shares in the Offer?

Our trustees and executive officers are entitled to participate in the Offer on the same basis as all other Shareholders, subject to internal compliance requirements. To the Company’s knowledge, the Company does not expect to acquire any Shares from any of its executive officers, directors or affiliates pursuant to the Offer. See Section 9 under “The Offer.”

If I decide not to tender, how will the Offer affect my Shares?

Your rights and our obligations under the Shares that remain outstanding after the consummation of the Offer will not change as a result of the Offer. The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company of Shareholders who do not tender Shares. Shares that are tendered to the Company in connection with the Offer, if accepted for repurchase, will be repurchased, resulting in a change in the income ratio and an increase in the expense ratios of Shares owned by Shareholders remaining in the Company (assuming no further issuances of Shares).

When and how will you pay me for the Shares I tender?

If you tender Shares and the Company purchases those Shares, upon the terms and subject to the conditions of the Offer, the Company will effect payment for those Shares by issuing a non-interest-bearing, non-transferable promissory note (held for you by the Depositary) entitling you to the payment(s) described herein promptly after the determination of the relevant NAV per share is finalized. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 6 under “The Offer.”

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Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See Section 12 under “The Offer--Fees and Expenses.”

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax.

What are the United States federal income tax consequences if I tender my Shares?

The receipt of cash for your tendered Shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange generally eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company taxable as ordinary income to the extent it is paid out of the Company’s current and accumulated earnings and profits and not designated by us as a capital gain dividend or as qualified dividend income.

The Company has on file valid Internal Revenue Service (“IRS”) Forms W-9 or W-8, as applicable, for each shareholder of the Company. Accordingly, tendering shareholders are not required to submit a Form W-9 or Form W-8 in connection with this Offer unless requested to do so by the Depositary. Notwithstanding the foregoing, any tendering shareholder or other payee that is a U.S. person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) and that does not have a valid Form W-9 on file with the Depositary may be subject to U.S. backup withholding. Any tendering shareholder or other payee that is not a U.S. person and that does not have a valid applicable IRS Form W-8 on file with the Depositary may be unable to claim any available reduction or exemption from U.S. federal withholding, including backup withholding, income tax withholding and withholding under the Foreign Account Tax Compliance Act. Shareholders should contact the Depositary if they believe that their tax certification information on file is inaccurate or has changed or if they are requested by the Depositary to provide an updated Form W-9 or Form W-8. See Section 10 under “The Offer.” Tendering Shareholders or other payees who are not U.S. persons are urged to consult their tax advisors regarding the applicability of U.S. federal withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure, upon the cash received in exchange for Shares. We recommend that you review Section 10 under “The Offer” and consult with your tax advisor with respect to your particular situation.

Is the Offer subject to any conditions?

Yes. The Company reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. If the Company elects to extend the tender period, the Valuation Date may occur after September 30, 2026, and in that case, for purposes of determining the purchase price for tendered Shares, the net asset value of such Shares will be determined approximately fifteen days after the actual Valuation Date. The Company also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer and in the event of such cancellation, not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares tendered. If the Company determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders. For more information about the conditions pursuant to which the Company may cancel or amend the offer or postpone the Offer, see Section 7.

The Company may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Company would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Company’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the Board’s judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Company, (ii) declaration of a banking

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moratorium by federal or state authorities or any suspension of payment by banks in the United States that is material to the Company, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Company has a material investment, (v) commencement or escalation of war, armed hostilities or other international or national calamity directly involving the United States that is material to the Company, (vi) material decrease in the estimated net asset value of the Company from the estimated net asset value of the Company as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Company or its Shareholders if Shares tendered pursuant to the Offer were purchased; or (c) the Independent Trustees of the Company determine that it is not in the best interest of the Company to purchase Shares pursuant to the Offer. However, there can be no assurance that the Company will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

Who should I contact with questions about the Offer?

The Company or the Depositary can help answer your questions. The contact information for each is set forth below.

If to the Company:

BIP Ventures, by email to investorcommunications@bipventures.vc

If to the Depositary:

Ultimus Fund Solutions
By Mail: BIP Ventures Evergreen BDC C/O Ultimus Fund Solutions PO Box 46707 Cincinnati, OH 45246	By Overnight Courier: BIP Ventures Evergreen BDC C/O Ultimus Fund Solutions 225 Pictoria Dr, Suite 450 Cincinnati, OH 45246

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FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that involve substantial known and unknown risks, uncertainties and other factors. Undue reliance should not be placed on such statements. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about the Company, current and prospective portfolio investments, industry, beliefs and the Company’s assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including:

● our future operating results;

● our business prospects and the prospects of our portfolio companies;

● the effect of investments that we expect to make and the competition for those investments;

● our ability to raise capital;

● geo-political conditions, including revolution, insurgency, terrorism or war;

● political uncertainty resulting from recent events, including changes to U.S. trade policies;

● general economic, logistical and political trends and other external factors, including pandemics and supply chain disruptions;

● potential economic downturns, interest rate volatility, loss of key personnel, and the illiquid nature of investments;

● the ability of our portfolio companies to achieve their objectives;

● our current and expected financing arrangements and investments;

● changes in the general interest rate environment;

● the adequacy of our cash resources, financing sources and working capital;

● our contractual arrangements and relationships with third parties;

● actual and potential conflicts of interest with the Company’s investment adviser, and its affiliates;

● the elevating levels of inflation, and its impact on our portfolio companies and on the industries in which we invest;

● the dependence of our future success on the general economy and its effect on the industries in which we may invest;

● the impact on our business of U.S. and international financial reform legislation, rules and regulations; and

● the effect of changes in tax laws and regulations and interpretations thereof.

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Although the Company believes that the assumptions on which these forward-looking statements are based are reasonable, any of the assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties, nor can the Company assess the impact of all factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Offer to Purchase should not be regarded as a representation that the Company’s plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Offer to Purchase. Moreover, the Company assumes no duty and does not undertake to update the forward-looking statements.

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THE OFFER

1.                   Background and Purpose of the Offer.

The purpose of the Offer is to provide liquidity to Shareholders. Because there is no secondary trading market for Shares, the Board has determined, after consideration of various matters, that the Offer is in the best interests of Shareholders in order to provide liquidity for Shares as contemplated in the Registration Statement. The Board intends to consider the desirability of the Company making an offer to purchase Shares annually, but the Company is not required to make any such offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company of Shareholders who do not tender Shares. Shareholders who retain their Shares may be subject to increased risks that may possibly result from the reduction in the Company’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to decreased diversification. A reduction in the aggregate assets of the Company may result in Shareholders who do not tender Shares bearing higher costs to the extent that certain expenses borne by the Company are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional purchases of Shares are made by new and existing shareholders from time to time, although there can be no assurances that such new or additional purchases will occur.

Shares that are tendered to the Company in connection with the Offer, if accepted for repurchase, will be repurchased, resulting in a change in the income ratio and an increase in the expense ratios of Shares owned by Shareholders remaining in the Company (assuming no further issuances of Shares).

2.                   Offer to Purchase and Price.

The Company will purchase, upon the terms and subject to the conditions of the Offer, up to 245,851 of those outstanding Shares that are properly tendered by, and not withdrawn (in accordance with Section 5 below) before, the Expiration Date.

The Company reserves the right to extend, amend or cancel the Offer as described in Sections 7 and 11 below. The purchase price of a Share tendered will be its net asset value as of the Valuation Date, payable as set forth in Section 6. The Company reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

As of the close of business on July 17, 2026, there were approximately 5,111,825 Shares of Beneficial Interest outstanding. Shareholders may obtain quarterly estimated net asset value information at the SEC’s website at https://www.sec.gov. The value of the Shares tendered by Shareholders likely will change between the most recent time net asset value was calculated and communicated to you and the Valuation Date.

This Offer is being made at the discretion of the Board and subject to applicable law, including Section 23(c) of the 1940 Act and Rule 13e-4 under the Exchange Act. Subject to the Board’s discretion, we intend to conduct annual tender offers in accordance with the requirements of Rule 13e-4 under the Exchange Act and the 1940 Act. The Board has complete discretion to determine whether we will engage in any share repurchase and, if so the terms of such repurchase. At the discretion of the Board, we may use cash on hand and cash from liquidation of securities investments as of the end of the applicable period to repurchase Shares.

OUR BOARD OF TRUSTEES HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF TRUSTEES, THE COMPANY’S OFFICERS, THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF TRUSTEES, THE COMPANY’S OFFICERS, OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

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We intend that the Shares that we acquire pursuant to the Offer will be retired and will no longer be available for resale or other distribution by the Company.

Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;
•	any change in our present dividend rate or policy, or our indebtedness or capitalization;
•	any change in our present Board of Trustees or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board of Trustees);
•	any material change in our corporate structure or business;
•	the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition or disposition by any person of our securities, other than as disclosed herein with respect to the Offer; or
•	any changes in our declaration of trust, bylaws or other governing instruments that could impede the acquisition of control of the Company.

Nothing in the Offer will preclude us from considering any of the foregoing events or pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law, and we reserve the right to do so. Although we may not have any current plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we consider from time to time, and may undertake or plan actions that relate to or could result in, one or more of these events. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3.                   Procedures for Tendering Shares.

Shareholders desiring to tender all or any portion of their Shares in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and deliver it as follows:

(i) for non-custodied accounts, Shareholders or their financial advisors must submit the Letter of Transmittal solely to BIP Ventures through the Advisor Vision online investor portal. The Letter of Transmittal will be automatically submitted to Ultimus Fund Solutions (the “Depositary”) upon receipt of signature by the Company through the Advisor Vision online investor portal;

(ii) for certain custodied accounts that do not require additional processing outside of the Advisor Vision online investor portal, as outlined in the Letter of Transmittal, Shareholders or their financial advisors must submit this form solely to BIP Ventures through the Advisor Vision online investor portal. The Letter of Transmittal will be automatically submitted to the custodian upon receipt of client signature and subsequently submitted to the Depositary; and

(iii) for custodied accounts that require processing outside of the Advisor Vision investor portal, as outlined in the Letter of Transmittal, Shareholders or their financial advisors must complete the Letter of Transmittal through the

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Advisor Vision online investor portal and after client signature, must submit the Letter of Transmittal to the Depositary through the custodian’s RIA portals as part of standard processing procedure.

The completed and executed Letter of Transmittal must be received by the specified agent by 5:00 p.m., Eastern Time, on the Expiration Date.

Shareholders and their financial advisors may email investorcommunications@bipventures.vc for assistance.

Shareholders wishing to confirm receipt of a Letter of Transmittal may contact the agent specified in the instructions therein. The method of delivery of any documents is at the election and complete risk of the Shareholder tendering Shares, including, but not limited to, the failure to receive any Letter of Transmittal or other document submitted by electronic transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders (i) determined by it not to be in appropriate form or (ii) for which the acceptance of, or payment for, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder (including, without limitation, the conditions relating to the dates on which Shares must be tendered or withdrawn), and the Company’s interpretation of the terms and conditions of the Offer will be final and binding.

Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Company, the Board, BIP Capital, LLC (the “Investment Adviser”), or any of their agents is obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

4.                   Amount of Tender.

Subject to the limitations set forth below, Shareholders may tender all or a portion of their Shares. The Offer is being made to all Shareholders and is not conditioned on any minimum amount of Shares being tendered.

If less than 245,851 Shares are properly tendered pursuant to the Offer and not withdrawn, the Company will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless the Company elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 “Certain Conditions of the Offer” below. If more than 245,851 Shares are duly tendered to the Company before the expiration of the Offer and not withdrawn, pursuant to Section 5 “Withdrawal Rights” below, the Company will accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Shares; provided that Company reserves the right in its sole discretion to purchase additional outstanding Shares representing up to 2.0% of the Company’s outstanding Shares without amending or extending the Offer as permitted by Rule 13e-4(f)(1) of the Securities Exchange Act of 1934, as amended. The unaccepted portion of any tender of Shares made by a Shareholder pursuant to this Offer shall not be automatically carried forward or given priority in connection with any future tender offer made by the Company, but any Shareholder that wishes to have the Company repurchase Shares that were not accepted for repurchase in connection with this Offer may again tender those Shares in connection with, and subject to the terms and conditions of, any future tender offer made by the Company.

5.                   Withdrawal Rights.

Except as otherwise provided in this Section 5, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If after 5:00 p.m., Eastern Time, on September 14, 2026, the date that is 40 business days after the commencement of the Offer, we have not accepted for payment the Shares you have tendered to us by issuing the Promissory Note, you may also withdraw your Shares at any time thereafter.

For a withdrawal to be effective, any Notice of Withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth in this Offer to Purchase. Any Notice of withdrawal must be substantially in the form attached hereto as Exhibit 99(a)(1)(iv). To be effective, any notice of withdrawal must be timely received

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by the Depositary. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. Neither we nor the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following the procedures described in Section 3 “Procedures for Tendering Shares.” Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described in this Section 5. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

6.                   Purchase of Shares and Payment of Purchase Price.

For purposes of the Offer, the Company will be deemed to have accepted Shares that are tendered if and when it gives written notice to the tendering Shareholder of its election to purchase such Shares.

If a Shareholder tenders Shares and the Company purchases those Shares, upon the terms and subject to the conditions of the Offer, the Company will effect payment for those Shares by issuing a non-interest-bearing, non-transferable promissory note (held for you by the Depositary) entitling you to the payment(s) described herein promptly after the determination of the relevant NAV per share is finalized.

Other than the Early Repurchase Deduction described below (if applicable), the Company does not expect to impose any charges on repurchases of Shares in the Company.

As described in the Registration Statement, the amount to which any Shareholder that sells Shares to the Company in a repurchase offer that has a tender valuation date within the 12 month period following the original issue date of the Shares is entitled to be paid for the tendered Shares will be reduced by 2% of the aggregate net asset value of the Shares repurchased by the Company; this reduction is referred to herein as an “Early Repurchase Deduction.” The Early Repurchase Deduction will be retained by the Company for the benefit of remaining Shareholders. Shares repurchased will be treated as having been repurchased on a “first in — first out” basis. Therefore, the portion of Shares repurchased will be deemed to have been taken from the earliest Shares purchased by such Shareholder.

The Company expects that the purchase price for Shares acquired pursuant to the Offer to Purchase will be derived from cash on hand (including cash received from investments in the Company) and/or proceeds from the sale of portfolio holdings. Payment for repurchased shares may require the Company to liquidate portfolio holdings earlier than the Investment Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses, and may increase our investment-related expenses as a result of higher portfolio turnover rates. The Company intends to take measures, subject to policies as may be established by our Board of Trustees, to attempt to avoid or minimize potential losses and expenses resulting from the repurchase of shares.

7.                   Certain Conditions of the Offer.

The Company reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. If the Company elects to extend the tender period, the Valuation Date may occur after September 30, 2026, and in that case, for purposes of determining the purchase price for tendered Shares, the net asset value of such Shares will be determined approximately 15 days after the actual Valuation Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Company also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer and in the event of such cancellation, not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares tendered. If

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the Company determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.

The Company may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Company would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Company’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the Board’s judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Company, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States that is material to the Company, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Company has a material investment, (v) commencement or escalation of war, armed hostilities or other international or national calamity directly involving the United States that is material to the Company, (vi) material decrease in the estimated net asset value of the Company from the estimated net asset value of the Company as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Company or its Shareholders if Shares tendered pursuant to the Offer were purchased; or (c) the Independent Trustees of the Company determine that it is not in the best interest of the Company to purchase Shares pursuant to the Offer. However, there can be no assurance that the Company will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8.                   Certain Information Concerning Us.

The Company is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act and is organized as a Delaware statutory trust. The address of its principal executive office is 3575 Piedmont Rd NE, Building 15, Suite 730, Atlanta, GA 30305, and its telephone number is (404) 410-6476.

Except as disclosed or incorporated by reference into this Offer to Purchase, the Company does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Shares (other than the Company’s intention to accept purchases for Shares from time to time or otherwise in the discretion of the Company) or the disposition of Shares (except for periodic discretionary solicitations of tender offers); (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company; (c) any material change in the present distribution policy or indebtedness or capitalization of the Company; (d) any change in the identity of the Investment Adviser or Trustees of the Company, or in the management of the Company including, but not limited to, any plans or proposals to change the number or the term of the Trustees, to change any material term of the investment advisory arrangements with the Investment Adviser; (e) a sale or transfer of a material amount of assets of the Company (other than as the Trustees determine may be necessary or appropriate to fund any portion of the purchase price for Shares acquired pursuant to this Offer to Purchase or in connection with the ordinary portfolio transactions of the Company); (f) any other material change in the Company’s structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the Agreement and Declaration of Trust, Bylaws, or Registration Statement or other actions that may impede the acquisition of control of the Company by any person.

Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC a Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s website at https://www.sec.gov. These website addresses are not intended to function as hyperlinks, and the information contained on the SEC’s website and on our website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

Incorporation by Reference. The Company incorporates by reference in this Offer to Purchase the documents listed below:

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•	The Company’s Registration Statement on Form 10-12G and amendments thereto, filed on June 20, 2023;
•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed on March 19, 2026;
•	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 filed on May 8, 2026; and
•	the Company’s Current Reports on Form 8-K filed on January 6, 2026, January 15, 2026, March 31, 2026, April 20, 2026, June 30, 2026, and July 16, 2026.

Unless stated otherwise, no information that has been “furnished” on a Current Report filed on Form 8-K is incorporated by reference herein. Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. You can obtain any of the documents incorporated by reference in this document from the SEC’s website at https://www.sec.gov.

9.                   Interests of Trustees and Executive Officers; Transactions and Arrangements Concerning the Shares.

The following table lists the names of all trustees and executive officers of the Company. The following persons own the number of Shares indicated in the below table. The percentage ownership is based on the number of shares outstanding as of July 17, 2026.

Trustees and Executive Officers of the Company
Name	Position	Shares	% of Outstanding Shares
Mark Buffington	Chairman of the Board of Trustees and Chief Executive Officer	52,849	1.03%
Mark Flickinger	Trustee and Chief Operating Officer	5,017	0.10%
Mark Bell	Trustee	946	0.02%
Hines Brannan	Trustee	2,000	0.04%
Russell Robins	Trustee	0	0%
Ann St Germain	Trustee	1,955	0.04%
Mark Teixeira	Trustee	9,463	0.19%
Todd Knudsen	Chief Financial Officer and Chief Compliance Officer	800	0.02%

None of the Company, any of its majority-owned subsidiaries, or any of their associates have any beneficial interest in any outstanding Shares. To the Company’s knowledge, the Company does not expect to acquire any Shares from any of its executive officers, directors or affiliates pursuant to the Offer.

None of the Company, nor any majority owned subsidiary or associate of the Company, nor any executive officers or directors of the Company and, to the Company’s knowledge, no director or executive officer of any subsidiary of the Company, have engaged in any transaction in the Shares during the 60 days preceding the date of this Offer to Purchase.

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10.                Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of the U.S. federal income tax consequences of the purchase of Shares by the Company from Shareholders pursuant to the Offer. This summary is based on U.S. federal income tax law as of the date hereof, including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, Internal Revenue Service (“IRS”) rulings, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and the Company has not obtained, nor does the Company intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below. For more detailed information regarding tax considerations applicable to a purchase of Shares by the Company pursuant to the Offer, and ownership of Shares of the Company in general, see the Company’s Registration Statement. Shareholders should also consult their own tax advisers regarding their particular situation and the potential tax consequences of a purchase of their Shares by the Company pursuant to the Offer, including but not limited to potential state, local and foreign taxation, as well as any applicable transfer taxes.

Except where noted, this discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to Shareholders in light of their particular circumstances or to Shareholders subject to special tax rules (including, without limitation, partnerships or other pass-through entities (and investors therein), dealers or traders in securities, financial institutions, tax-exempt organizations, insurance companies, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle, nonresident alien individuals present in the United States for more than 182 days during the taxable year in which their Shares are repurchased pursuant to the Offer or U.S. Shareholders (as defined below) whose functional currency is not the U.S. dollar). In addition, this discussion does not address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith).

As used herein, the term “U.S. Shareholder” refers to a Shareholder who is (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source of such income, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. The term “Non-U.S. Shareholder” refers to a Shareholder who is an individual, corporation, estate or trust and is not a U.S. Shareholder. Except for the discussion under “Non-U.S. Shareholders” and “Backup Withholding,” the following discussion is limited to U.S. Shareholders. If a partnership, including any entity that is treated as a partnership for federal income tax purposes, holds Shares, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold Shares, you should consult your tax advisor regarding the federal income tax consequences of the tendering of Shares by the partnership.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND TENDERING OF SHARES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Repurchase of Shares. Section 736 of the Code governs distributions to a Shareholder in redemption of his or her Shares and divides such distributions into two categories: (i) payments for the Shareholder’s interest in Company property, which, under Section 736(b), are treated as received under the general distribution rules just described; and (ii) all other payments which are taxed under Section 736(a) as either a distributive share of Company income or as Section 707(c) “guaranteed payments.” Section 736(b) payments are not deductible by the Company. If cash distributions by the Company or amounts received upon redemption by a Shareholder treated as Section 736(b) payments exceed such Shareholder’s adjusted tax basis in its Shares, the excess will be taxable to it as though it were a gain from a sale of the Shares. A loss will be recognized upon a redemption of Shares only in certain limited

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circumstances where only cash and certain specified types of property are distributed. Generally, gain or loss recognized upon a cash distribution or redemption of a Shareholder’s Shares will be treated as gain or loss from a sale or other taxable disposition of Shares. The portion, if any, of the distribution attributable to “unrealized receivables” or “substantially appreciated inventory” will give rise to ordinary income under Section 751 of the Code in certain circumstances.

Non-U.S. Shareholders. Generally, Non-U.S. Shareholders will not be subject to U.S. federal income tax on gains realized on the sale of Shares or on the Non-U.S. Shareholder’s share of the Company’s capital gains. However, in general the purchaser or transferee of a partnership interest is required to withhold 10% on the “amount realized” by a Non-U.S. Shareholder on the sale or exchange of Shares, unless the transferor certifies that it is not a non-U.S. person. In the case of an individual non-U.S. Shareholder, the non-U.S. Shareholder will be subject to U.S. federal income tax on gains on the sale of Shares or the non-U.S. Shareholder’s distributive share of capital gains if the non-U.S. Shareholder is present in the United States for 183 days or more during a taxable year and certain other conditions are met.

Non-U.S. Shareholders that are individuals will be subject to U.S. federal estate tax on the value of U.S. situs property owned at the time of their death (unless a statutory exemption or tax treaty exemption applies). It is unclear whether partnership interests (such as the Shares) will be considered U.S. situs property. Accordingly, non-U.S. Shareholders may be subject to U.S. federal estate tax on all or part of the value of the Shares owned at the time of their death.

See the section of the Company’s Registration Statement entitled “Taxation of Non-US Shareholders” for further information concerning the taxation of Non-U.S. Shareholders. Non-U.S. Shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax rules, including withholding, to their tender of Shares.

Backup Withholding. The Company generally is required to withhold and remit to the U.S. Treasury a percentage of the taxable distributions and redemption proceeds paid to any U.S. Shareholder who fails to properly furnish the Company with a correct taxpayer identification number and a certification that such Shareholder is not subject to backup withholding (generally, through the provision of a properly executed IRS Form W-9). A Non-U.S. Shareholder generally can establish an exemption from backup withholding by certifying as to its foreign status (generally, through the provision of a properly executed IRS Form W-8BEN, W-8BEN-E or other applicable Form W-8).

Shareholders should provide the Company with a completed IRS Form W-9, W-8BEN or W-8BEN-E, as applicable, or other appropriate form in order to avoid backup withholding on the payment they receive from the Company regardless of how they are taxed with respect to their tendered Shares. Backup withholding is not an additional tax and any amount withheld may be credited against a Shareholder’s U.S. federal income tax liability, and may entitle the Shareholder to a refund, provided in each case that the appropriate information is furnished to the IRS.

Other Tax Consequences. The Company’s purchase of Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Company’s ability to use capital loss carryforwards to offset future gains.

Therefore, in certain circumstances, Shareholders who remain Shareholders following completion of the Offer may pay taxes sooner, or pay more taxes, than they would have had the Offer not occurred.

Payments for repurchased Shares may require the Company to liquidate all or a portion of its portfolio holdings. Such action could give rise to increased taxable distributions to Shareholders, including distributions of ordinary income or short-term capital gains taxable to individuals as ordinary income.

Under Treasury regulations directed at tax shelter activity, if a Shareholder recognizes a loss of $2 million or more for an individual Shareholder or $10 million or more for a corporate Shareholder, such Shareholder must file with the IRS a disclosure statement on Form 8886. Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a regulated investment company (“RIC”), such as the Company, are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper.

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Shareholders should consult their own tax advisers concerning any possible disclosure obligation with respect to their disposition of Shares pursuant to the Offer.

11.                Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period the Offer is open and delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the terms of the Offer and to the rights of a tendering shareholder to withdraw such shareholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price or by increasing or decreasing the aggregate amount paid for Shares in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Shareholders in a manner reasonably designed to inform Shareholders of the change.

12.                Fees and Expenses.

We have retained Ultimus Fund Solutions to act as Depositary in connection with the Offer. The Company may contact holders of Shares by mail, telephone, and email and may request brokers, dealers, commercial banks, trust companies and other nominee Shareholders to forward materials relating to the Offer to beneficial owners. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if Shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse financial advisers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No financial adviser, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares.

13.                Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of Shares residing in that jurisdiction. In making the Offer, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act.

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Neither the Company nor the Investment Adviser is currently subject to any material legal proceedings, nor, to the Company’s knowledge, is any material legal proceeding threatened against the Company or the Investment Adviser relating to the Offer.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 8 under “The Offer” with respect to information concerning our Company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Trustees, the Company’s officers or the Depositary.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BIP VENTURES EVERGREEN BDC, OR THE DEPOSITARY.

BIP Ventures Evergreen BDC
July 20, 2026

The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder or the shareholder’s financial advisor, commercial bank, trust company or nominee in the manner described in the Offer to Purchase, including to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, Shareholders are directed to contact the Depositary.

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The Depositary for the Offer is:

Ultimus Fund Solutions
By Mail: BIP Ventures Evergreen BDC C/O Ultimus Fund Solutions PO Box 46707 Cincinnati, OH 45246	By Overnight Courier: BIP Ventures Evergreen BDC C/O Ultimus Fund Solutions 225 Pictoria Dr, Suite 450 Cincinnati, OH 45246

Shareholders, Banks, Trust Company and Financial Advisers
Call Toll Free: 1-833-680-6090

Any questions or requests for assistance may be directed to the Depositary at its telephone number and address set forth above. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Depositary at its telephone number or address set forth above. You may also contact your financial adviser, commercial bank, trust company or other nominee for assistance concerning the Offer.